SES SOLAR INC.

Formerly known as Solar Energy Sources Inc.

Suite 1400 – 1500 West Georgia Street

Vancouver, BC, Canada

V6G 2Z6

August 15, 2006

Société d’Energie Solaire S.A.

Route de Saint-Julien 129

CH – 1228 Plan-les-Ouates

Switzerland

Dear Sirs/Mesdames

Re:	Proposed Acquisition by SES Solar Inc., formerly Solar Energy Sources Inc. (the “Company”), of Société d’Energie Solaire S.A. (“SES”)

We refer to the Letter of Intent dated May 15, 2006, as amended by letter agreements dated June 15, 2006 and July 15, 2006 (the “Term Sheet”), between the Company and SES, which outlines the terms of a transaction relating to the purchase by the Company of all of the issued and outstanding shares of SES.

The Company is requesting that SES agree to immediately amend the terms of the Term Sheet on the terms and subject to the conditions described in this letter which, if accepted, executed and delivered by SES, will form a binding agreement between the Company and SES.

The terms and conditions of this agreement are as follows:

1.	The Section entitled “Due Diligence” of the Term Sheet is hereby deleted in its entirety and replaced with the following:

“Commencing immediately, SES Solar Inc. will carry out its due diligence investigations which will include access to the intellectual property, the people and the financial records of SES under an appropriate confidentiality agreement. The transaction will either close or not, depending on the outcome of the due diligence. SES Solar Inc. must advise SES in writing whether it will proceed with the transaction on or before 5:00 p.m. on September 15th, 2006.”

2.	The Section entitled “Deposit” of the Term Sheet is hereby deleted in its entirety and replaced with the following:

“Concurrently with the signing of this Term Sheet, SES Solar Inc. will arrange for a deposit of CHF1million into a trust account. These monies will be released to SES upon the signing of a definitive Share Exchange Agreement and will be held in trust by a Geneva lawyer of reputable standing until the closing of the share exchange. In the event that SES or any vendor breaches a term of the Share Exchange Agreement, SES will forthwith return the full amount of the deposit to SES Solar Inc. or if

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SES Solar Inc. elects to terminate the Share Exchange Agreement or if the Share Exchange agreement is not signed by September 15th, 2006.”

3.	The Section entitled “Proposed Timing” of the Term Sheet is hereby deleted in its entirety and replaced with the following:

“The objective is to negotiate a simple transaction and close it as soon as possible with minimum disruption to the Business. The parties will use their commercially reasonable best efforts to maintain the following schedule:

May 15th, 2006	Settle Term Sheet, sign Confidentiality Agreement
May 15th, 2006	Commence due diligence
September 15th, 2006	Sign Share Exchange Agreement
September 31st, 2006	Closing”
4.	All references to “Solar Energy Sources Inc.” set out in the Term Sheet are hereby replaced with the term “SES Solar Inc”.

With the exception of the foregoing, all of the terms and conditions of the Term Sheet remain in full force and effect.

If you agree to the above terms, kindly sign a copy of this letter signifying your approval and acceptance and return the executed letter to Clark Wilson LLP (Facsimile: 604-687-6314 Attention: Virgil Hlus) as soon as possible.

Your truly,

SES SOLAR INC.

Per:	/s/ John Veltheer
Authorized Signatory

The undersigned hereby agree to the foregoing terms and conditions of this agreement as of the date first written above.

SOCIÉTÉ D’ENERGIE SOLAIRE S.A.

Per:	/s/ Sandrine Crisafulli
Authorized Signatory
Name: Sandrine Crisafulli
Title: directrice

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All of the shareholders of SOCIÉTÉ D’ENERGIE SOLAIRE S.A., represented by Mr. Daniel Erné who is signing this letter on their behalf.

WITNESSED BY: Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Daniel Erne DANIEL ERNÉ

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